Exhibit 99.1

Scientific Learning Announces Election of CEO to Board of Directors

OAKLAND, Calif.--(BUSINESS WIRE)--February 24, 2009--Scientific Learning Corporation (NASDAQ:SCIL) announced today that D. Andrew Myers, Chief Executive Officer of the Company, has been elected to serve on the Board of Directors. Mr. Myers joined Scientific Learning in January 2008 as President and Chief Operating Officer and became Chief Executive Officer on January 1, 2009.

Robert Bowen, the Company’s Executive Chairman stated, “It is a pleasure to have Andy officially join the Board of Directors as we complete this important leadership transition. We have confidence in Andy’s demonstrated leadership, his management skills, and the exceptional team he has assembled.”

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning Reading Assistant™ combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, lifelong readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s expected future growth. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the recent adverse events in the general economy and in the financial and credit markets); seasonality and sales cycles in Scientific Learning's markets; competition; availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products and product changes; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10Q for the third quarter of 2008 (Part II, Item 1A, Risk Factors), filed November 7, 2008. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784 (Media)
Vice President of Marketing
jlindl@scilearn.com
Bob Feller, 510-625-2281 (Investors)
Chief Financial Officer
investorrelations@scilearn.com